EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

PROVIDES FIRST QUARTER GUIDANCE

PITTSBURGH–March 4, 2015 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS from continuing operations of $0.36 for the fourth quarter ended January 31, 2015, compared to adjusted EPS of $0.27 for the comparable quarter last year, an increase of 33%.

The company also announced adjusted EPS from continuing operations of $0.63 for the year ended January 31, 2015, compared to adjusted EPS of $0.74 for the year ended February 1, 2014, a 15% decrease. GAAP EPS of $0.46 includes restructuring and asset impairment charges of ($0.17) per share, which are outlined in the accompanying GAAP to Non-GAAP reconciliations. This represents 7% growth from GAAP EPS of $0.43 last year. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Interim CEO commented, “After a tough start to fiscal 2014, I’m pleased to see our initiatives and business priorities begin to deliver results. We achieved a solid fourth quarter, exceeding our expectations. The team executed well through an incredibly challenging macro environment. Improved merchandise assortments, combined with a better customer experience, drove strengthened sales trends and we successfully reduced promotions.”

The company provided first quarter EPS guidance of $0.09 to $0.12 compared to EPS of $0.02 last year.

Jay Schottenstein continued, “We’re encouraged to see momentum continue into the spring season. We have significant opportunity for earnings recovery. While we fully recognize the volatility within our sector, I believe we are very well positioned, with a top notch leadership team focused on the right priorities to strengthen our business and deliver profitable growth and returns to shareholders.”

Fourth Quarter 2014 Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue increased 3% to $1.07 billion from $1.04 billion last year.

•	Consolidated comparable sales were flat.

•	Gross profit increased 13% to $376 million and rose 320 basis points to 35.1% as a rate to revenue. The margin improvement was driven primarily by reduced markdowns and was partially offset by 90 basis points of rent deleverage, combined with higher delivery costs related to an increase in direct orders, including orders fulfilled through our buy online ship from store program.

•	Selling, general and administrative expense of $227 million increased 5% from last year and deleveraged 50 basis points to 21.2% as a rate to revenue. Planned investments in marketing and incentive compensation led to the increase and were partially offset by reductions in overhead and miscellaneous expenses.

•	Operating income increased 31% to $112 million. The operating margin expanded 230 basis points to 10.5% as a rate to revenue.

•	EPS from continuing operations of $0.36 compares to adjusted EPS of $0.27 last year, a 33% increase.

Fiscal Year 2014 Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

•	Total net revenue decreased 1% to $3.28 billion from $3.31 billion last year. Consolidated comparable sales decreased 5% over the same period last year.

•	Gross profit increased 1% to $1.15 billion and increased 60 basis points to 35.2% as a rate to revenue, primarily as a result of lower markdowns, which were offset by the deleverage of rent on negative comparable sales.

•	Selling, general and administrative expense of $806 million increased 2%, and deleveraged 70 basis points to 24.6% as a rate to revenue. The increase resulted primarily from investments in marketing and incentive costs, which were partially offset by reductions in corporate overhead and variable expenses.

•	Operating income decreased 11% to $207 million. The operating margin decreased 80 basis points to 6.3%.

•	Adjusted EPS from continuing operations of $0.63 compares to adjusted EPS of $0.74 last year, a 15% decrease.

Discontinued Operations

In connection with the exit of the 77kids business in Fiscal 2012, the Company became secondarily liable for obligations under the lease agreements for 21 store leases assumed by the third party purchaser. In Fiscal 2014, the third party purchaser did not fulfill its obligations under the leases. As a result, the Company has incurred an after-tax charge of $8.5 million, net of letter of credit proceeds provided by the purchaser, to terminate the remaining store leases. The cash outflow for the termination costs are expected to be paid in the first quarter of fiscal 2015, ending the Company’s obligation under the agreement.

Inventory

Total merchandise inventories at the end of the fourth quarter declined 4% to $279 million compared to $292 million last year. At cost per foot, inventory decreased 5%. First quarter 2015 ending inventory at cost per foot is expected to be down in the low single-digits.

Capital Expenditures

In 2014, capital expenditures totaled $245 million, which was above earlier expectations due in part to incremental strategic omni-channel investments, including retail fulfillment in the Hazleton distribution center, as well as the pilot of the Oracle point of sale system. The company expects capital expenditures to be approximately $150 million in 2015. This includes the chain-wide roll-out of the point of sale system, supporting technologies and the completion of our new fulfillment center, as well as new and remodeled store investments.

Real Estate

In the quarter, the company opened 6 new stores consisting of the following:

•	3 stores in the United Kingdom,

•	2 stores in Mexico, and

•	1 store in Asia.

The company closed 42 locations, including 39 AE and 3 aerie stores. Five international licensed stores opened during the quarter, including the first stores in Indonesia and Thailand, and the company ended the year with 99 licensed stores in 16 countries. For additional fourth quarter 2014 actual and fiscal 2015 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $411 million compared to $429 million last year.

First Quarter Outlook

Based on a mid single digit increase in comparable sales, management expects first quarter 2015 EPS to be approximately $0.09 to $0.12, which includes the expected negative impact of $0.02 per share due to the West Coast port slowdown. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.02 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 10:30 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 101 international stores operated by licensees in 17 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including first quarter 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 31, 2015	February 1, 2014
	(unaudited)

ASSETS
Cash and cash equivalents	$410,697	$418,933
Short-term investments	—	10,002
Merchandise inventory	278,972	291,541
Accounts receivable	67,894	73,882
Prepaid expenses and other	73,848	83,724
Deferred income taxes	53,894	45,478

Total current assets	885,305	923,560

Property and equipment, net	694,856	637,417
Intangible assets, net	47,206	49,271
Goodwill	13,096	13,530
Non-current deferred income taxes	14,035	24,835
Other assets	37,202	45,551

Total Assets	$1,691,700	$1,694,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$191,146	$203,872
Accrued compensation and payroll taxes	44,884	23,560
Accrued rent	78,567	76,397
Accrued income and other taxes	27,902	5,778
Unredeemed gift cards and gift certificates	47,888	47,194
Current portion of deferred lease credits	12,969	13,293
Other current liabilities and accrued expenses	50,529	45,384

Total current liabilities	453,885	415,478

Deferred lease credits	54,516	59,510
Non-current accrued income taxes	10,456	16,543
Other non-current liabilities	33,097	36,455

Total non-current liabilities	98,069	112,508

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	569,675	573,008
Accumulated other comprehensive income	(9,944)	12,157
Retained earnings	1,543,085	1,569,851
Treasury stock	(965,566)	(991,334)

Total stockholders’ equity	1,139,746	1,166,178

Total Liabilities and Stockholders’ Equity	$1,691,700	$1,694,164

Current Ratio	1.95	2.22

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended January 31, 2015	% of Revenue	13 Weeks Ended February 1, 2014	% of Revenue

Total net revenue	$1,071,853	100.0%	$1,041,707	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	696,043	64.9%	735,687	70.6%

Gross profit	375,810	35.1%	306,020	29.4%
Selling, general and administrative expenses	226,721	21.2%	222,191	21.3%
Loss on impairment of assets	—	0.0%	25,149	2.4%
Depreciation and amortization	36,879	3.4%	34,703	3.4%

Operating income	112,210	10.5%	23,977	2.3%
Other income, net	1,552	0.1%	35	0.0%

Income before income taxes	113,762	10.6%	24,012	2.3%
Provision for income taxes	43,688	4.1%	13,502	1.3%

Income from continuing operations	70,074	6.5%	10,510	1.0%
Loss from discontinued operations, net of tax (1)	(8,465)	-0.7%	—	0.0%

Net income	$61,609	5.8%	$10,510	1.0%

Basic income per common share:
Income from continuing operations	$0.36		$0.05
Loss from discontinued operations	(0.04)		—

Net income per basic share	$0.32		$0.05

Diluted income per common share:
Income from continuing operations	$0.36		$0.05
Loss from discontinued operations	(0.04)		—

Net income per diluted share	$0.32		$0.05

Weighted average common shares outstanding - basic	194,606		192,953
Weighted average common shares outstanding - diluted	195,627		194,287

	GAAP Basis
	52 Weeks Ended January 31, 2015	% of Revenue	52 Weeks Ended February 1, 2014	% of Revenue

Total net revenue	$3,282,867	100.0%	$3,305,802	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,128,193	64.8%	2,191,803	66.3%

Gross profit	1,154,674	35.2%	1,113,999	33.7%
Selling, general and administrative expenses	806,498	24.6%	796,505	24.1%
Restructuring charges	17,752	0.6%	—	0.0%
Loss on impairment of assets	33,468	1.0%	44,465	1.3%
Depreciation and amortization	141,191	4.3%	131,974	4.0%

Operating income	155,765	4.7%	141,055	4.3%
Other income, net	3,737	0.1%	1,022	0.0%

Income before income taxes	159,502	4.8%	142,077	4.3%
Provision for income taxes	70,715	2.2%	59,094	1.8%

Income from continuing operations	88,787	2.6%	82,983	2.5%
Loss from discontinued operations, net of tax (1)	(8,465)	-0.2%	0	0.0%

Net income	$80,322	2.3%	$82,983	2.5%

Basic income per common share:
Income from continuing operations	$0.46		$0.43
Loss from discontinued operations	(0.04)		—

Net income per basic share	$0.42		$0.43

Diluted income per common share:
Income from continuing operations	$0.46		$0.43
Loss from discontinued operations	(0.04)		—

Net income per diluted share	$0.42		$0.43

Weighted average common shares outstanding - basic	194,437		192,802
Weighted average common shares outstanding - diluted	195,135		194,475

(1)- Loss from discontinued operations for the 13 and 52 weeks ended January 31, 2015 is a result of additional lease-related charges incurred in connection with the exit of the 77kids business.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended January 31, 2015
	Operating income (loss)	Diluted income per common share
GAAP Basis from Continuing Operations	$155,765	$0.46

Add back: Asset Impairment and Corporate Restructuring Charges (1):	51,220	0.17

Non-GAAP Basis from Continuing Operations	$206,985	$0.63

% of Total Net Revenue	6.3%

(1) - Non-GAAP adjustments this year consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges.

13 Weeks Ended January 31, 2015
GAAP Gross Margin Basis Point Improvement	320
Add: Buying, Occupancy and Warehousing Cost Basis Point Deleverage	90

Non-GAAP Merchandise Margin Basis Point Improvement	410

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended February 1, 2014
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis from Continuing Operations	$306,020	$222,191	$34,703	$23,977	$24,012	$0.05

Asset Impairment(1):	—	—	—	(25,149)	(25,149)	(0.08)

Asset Write-offs & Corporate Charges(2):	(26,199)	6,328	4,118	(36,645)	(37,853)	(0.12)

Tax Related(3):	—	—	—	—	—	(0.02)

Non-GAAP Basis from Continuing Operations	$332,219	$215,863	$30,585	$85,771	$87,014	$0.27

% of Total Net Revenue	31.9%	20.7%	3.0%	8.2%	8.3%

(1) - Pre-tax asset impairment for AEO & aerie brand stores.

(2) - Pre-tax charges including $24.1M of charges related to fabric and product liabilities and the discontinuation of the AE Performance line, $9.1M of corporate & store asset write-offs, $3.3M of employee severance & related costs and $1.3M for the write-down of the Company’s corporate jet.

(3) - International valuation allowance, partially offset by tax benefits from changes in tax reserves.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	52 Weeks Ended February 1, 2014
	Gross Profit	Selling, general & administrative expenses	Depreciation and amortization	Operating income (loss)	Income before income taxes	Diluted income per common share
GAAP Basis from Continuing Operations	$1,113,999	$796,505	$131,974	$141,055	$142,077	$0.43

Asset Impairment(1):	—	—	—	(44,465)	(44,465)	(0.14)

Asset Write-offs & Corporate Charges(2):	(28,624)	7,840	11,724	(48,188)	(49,396)	(0.16)

Tax Related(3):	—	—	—	—	—	(0.01)

Non-GAAP Basis from Continuing Operations	$1,142,623	$788,665	$120,250	$233,708	$235,938	$0.74

% of Total Net Revenue	34.6%	23.9%	3.6%	7.1%	7.2%

(1) - Pre-tax asset impairments for AEO & aerie brand stores and Warrendale Distribution Center.

(2) - Pre-tax charges including $24.1M of charges related to fabric and product liabilities and the discontinuation of the AE Performance line, $14.3M of corporate & store asset write-offs, $6.3M for the write-down of the Company’s corporate jet and $4.7M of employee severance & related costs.

(3) - International valuation allowance, partially offset by tax benefits from changes in tax reserves.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	0%	-7%

AE Total Brand (1)	-1%	-7%
aerie Total Brand (1)	13%	-4%

	Fiscal Year Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-5%	-6%

AE Total Brand (1)	-6%	-7%
aerie Total Brand (1)	6%	-2%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Fourth Quarter 2014	Fiscal Year 2014	Fiscal 2015 Guidance
Consolidated stores at beginning of period	1,092	1,066	1,056
Consolidated stores opened during the period
AE Brand (1)	6	60	20 - 25
Consolidated stores closed during the period
AE Brand	(39)	(49)	(50)
aerie	(3)	(21)	(20)

Total consolidated stores at end of period	1,056	1,056	1,006 - 1,011

Stores remodeled and refurbished during the period	4	44	45
Total gross square footage at end of period	6,613,110	6,613,110	Not Provided

International licensed stores at end of period (1)	99	99	122

(1)- International licensed stores are not included in the consolidated store data or the total gross square footage calculation.